Exhibit 11 under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K








INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of
  The Virtus Funds:

We consent to the incorporation by reference in Post-Effective Amendment No. 13 to Registration Statement 33-36451 of The Virtus Funds (formerly, The Medalist Funds) (comprising the following portfolios: The U.S. Government Securities Fund, The Strategic Stock Fund, The Stock Fund, The Virginia Municipal Bond Fund, The Maryland Municipal Bond Fund, The Treasury Money Market Fund, The Money Market Fund and The Tax-Free Money Market Fund) of our report dated November 17, 1995, appearing in the Annual Reports to Shareholders for The Virtus Funds for the year ended September 30, 1995, and to the references to us under the heading "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement.





By: DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania